Filed pursuant to Rule 433. Registration Statement Nos. 333-162219 and
333-162219-01.

RBS Exchange Traded Notes

RBS US Large Cap Alternator ETN[] (ALTL)

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ETN Overview:

The RBS US Large Cap Alternator Exchange Traded Notes[] (the "RBS ETNs") track the RBS US Large Cap Alternator Index[] (USD) (the "Index") which is designed to provide exposure to the US large cap equity market by alternating between three popular indices, the SandP 500([R]) Total Return Index (MC), the SandP 500([R])
Low Volatility Total Return Index (LV) and the SandP 500([R]) Equal Weight Total
Return Index (EW) (each, an "Underlying Index"). Each month, the Index will track the return of the Underlying Index with the highest relative strength score, which is based on average historical returns.

RBS US Large Cap Alternator Index[] Features

Strategy: Each month, the Index will track the return of the Underlying Index with the highest relative strength score at the end of the prior month.

Relative strength score: Simple average of the 1-month, 3-month, 6-month,
9-month and 12-month returns of each of the Underlying Indices.

Rebalanced monthly: Relative strength score is calculated with respect to the last business day of each month. The Index is rebalanced at the close of the
[]rst business day of the next month.

Hypothetical Market Cycle

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The graph above illustrates a hypothetical market cycle and which Underlying
Index the relative strength Index methodology may select in the above stage of the market cycle. The illustrations above do not re[]ect an actual market cycle and they are not an indication of how a market cycle may develop, how long a stage of the market cycle could last in the future, which Underlying Index will be tracked during any part of a market cycle or whether any Underlying Index will be tracked at all or in any particular order.

SandP 500([R]) Total Return Index

[]   Tracks the 500 largest U.S. stocks weighted by market capitalization.

[]   Expected to outperform the other Underlying Indices during the last stage of a bull market.

[]   May underperform low volatility indices in falling and choppy markets.

SandP 500([R]) Low Volatility Total Return Index

[]   Consists of the 100 stocks from the SandP 500([R]) Index with the lowest historical volatility over the past 12 months. The least volatile stocks have the largest weighting in the index.

[]   Expected to outperform the other Underlying Indices in choppy markets and tracks the historically least volatile stocks of the SandP 500([R]) Index.

[]   May underperform the other Underlying Indices in a rising market.

SandP 500([R]) Equal Weight Total Return Index

[]   All 500 stocks rebalance to the same weight in the index on a quarterly basis.

[]   Expected to outperform the other Underlying Indices at the beginning and middle of bull markets because the equal weighting creates a higher exposure to the smaller companies within the index.

[]   May underperform the other Underlying Indices in falling markets.

Not FDIC Insured. May Lose Value.

RBS ETN Details
--------------------------------------------------
Ticker           ALTL
---------------- ---------------------------------
Intraday         ALTL.IV
Indicative Value
Ticker
---------------- ---------------------------------
CUSIP            78009P168
---------------- ---------------------------------
ISIN             US78009P1681
---------------- ---------------------------------
Primary          NYSE Arca
Exchange
---------------- ---------------------------------
Annual Investor  1.00% per annum
Fee
(accrued on a
daily basis)
---------------- ---------------------------------
Inception Date   8/30/2012
---------------- ---------------------------------
Maturity         9/5/2042
---------------- ---------------------------------
Issuer           The Royal Bank of Scotland plc
                 ("RBS plc")
---------------- ---------------------------------
Guarantor        The Royal Bank of Scotland
                 Group plc ("RBSG")
---------------- ---------------------------------
Underlying       SandP 500([R]) Total Return Index
Indices          (SPTR), SandP 500([R]) Equal Weight
                 Total Return Index (SPXEWTR),
                 SandP 500([R]) Low Volatility Total
                 Return Index (SP5LVIT)
---------------- ---------------------------------
Repurchase at    You may offer your RBS ETNs
your option      to RBS plc for repurchase on
                 any business day on or prior to  8/27/2042,  provided  that you offer a minimum of 20,000  RBS ETNs for any  single  repurchase and follow the procedures described in the pricing supplement.
---------------- ---------------------------------
Early  ____________  We may  redeem  all of the  RBS  redemption  at ETNs at our discretion at any our option _______ time on or prior to 9/3/2042.
---------------- ---------------------------------
Daily            Upon early repurchase or
Redemption       redemption or at maturity, you
Value            will receive a cash payment
                 equal to the  daily  redemption  value  per RBS ETN.  The daily redemption  value  on  the  relevant  valuation  date  will  be published on www.rbs.com/etnUS/altl*.
---------------- ---------------------------------
The              ETNs  _________  The RBS ETNs are  unsecured  and  senior  debt obligations  of the  Issuer  and are fully and  unconditionally guaranteed by the Guarantor.
---------------- ---------------------------------

* Information contained on our website is not incorporated by reference in, and should not be considered a part of, this document.

To find out more

Call toll free 855-RBS-ETPS or visit www.rbs.com/etnUS

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Illustration of a $100,000 Investment in Each of the Three Underlying Indices --
7/31/2011 - 7/31/2012

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The graph above does not re[]ect the performance of the RBS US Large Cap
Alternator Index[]. You can not invest directly in an index. Source: Bloomberg.
All indices are based to 100 as of 7/31/2011.

Calendar Year Returns for 2008 - 2012 (%) -- as of 7/31/2012

                              INCEPTION DATE   2008  2009  2010  2011  2012 YTD
----------------------------- --------------  ------ ----- ----- ----- --------
SandP 500([R]) Total
Return Index (SPTR)               05/1991   -37.00 26.46 15.06  2.11  11.49
SandP 500([R]) Low
Volatility Total
Return Index (SP5LVIT)            04/2011     --    --    --   14.78  10.93
SandP 500([R]) Equal
Weight Total
 Return Index (SPXEWTR)           01/2003   -39.72 46.31 21.91 -0.11   8.99

Index Statistics -- as of 7/31/2012

                                              SandP 500([R])     SandP 500([R])
                             SandP 500([R])   LOW VOLATILITY        EQUAL
                                TOTAL          TOTAL RETURN        WEIGHT TOTAL
                             RETURN INDEX         INDEX           RETURN INDEX
---------------------------- ------------------ ---------------- --------------
Top 10 Holdings (%)               21.14             13.63             2.59
Median Market
Capitalization                  55.55 bn           18.31 bn         11.95 bn
Average Weighted
Market Capitalization          228.97 mil         507.32 mil        53.27 mil
Average Dividend                  2.09               3.12             1.95
Yield(1) (%)
Average Price to Earnings(2)      17.72             17.07            23.00
Beta(3)                            1.0              0.557             1.114

(1)Dividend Yield means the sum of the gross dividends paid on the stocks comprising the Index (which is a total return index) over the prior 12 months ending 7/31/2012 divided by the closing level of the price return version of the
Index as of 7/31/2012.

(2)A valuation of a company's current share price compared to its earnings per share. Earnings per share is measured on a twelve month trailing basis. (3)A number describing the volatility of an index in relation to the volatility of the SandP 500([R]) that is calculated using trailing 12 month weekly returns.

Source: Bloomberg

Sector Weightings Comparison(4) -- as of 7/31/2012

Info Tech     19.74  Utilities     31.15  Financials    16.26
Financials    14.23  Cons. Staples 28.87  Cons. Disc.   15.74
Healthcare    11.94  Healthcare    12.74  Info Tech     13.99
Cons. Staples 11.43  Cons. Disc.    8.04  Industrials   11.97
                     Telecom
Energy        11.20                 5.13  Healthcare    10.28
                     Services
Cons. Disc    10.77  Industials     4.68  Energy         9.51
Industrials   10.23  Info Tech      4.38  Cons. Staples  8.17
Utilities      3.77  Materials      2.43  Utilities      6.31
Telecom
Services       3.35  Energy         1.71  Materials      5.93
                                          Telecom
Materials      3.34  Financials     0.86                 1.84
                                          Services
Total         100.00 Total         100.00 Total         100.00

(4)Based on standard industry classifications. Source: SandP Dow Jones Indices

CERTAIN RISK CONSIDERATIONS: The RBS ETNs involve risks not associated with an investment in conventional debt securities, including a possible loss of some or all of your investment. The level of the Index must increase by an amount sufficient to offset the aggregate investor fee applicable to the RBS ETNs in order for you to receive at least the principal amount of your investment back at maturity or upon early repurchase or redemption. The Index may underperform the SandP 500([R]) Index or any Underlying Index.

Even though the RBS ETNs are listed on the NYSE Arca, a trading market may not develop and the liquidity of the RBS ETNs may be limited and/or vary over time, as RBS plc is not required to maintain any listing of the RBS ETNs. The RBS ETNs are not principal protected and do not pay interest. Any payment on the RBS ETNs is subject to the ability of RBS plc, as the issuer, and RBS Group, as the guarantor, to pay their respective obligations when they become due. You should carefully consider whether the RBS ETNs are suited to your particular circumstances before you decide to purchase them. We urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the RBS ETNs.

The RBS ETNs are not suitable for all investors. You should carefully read the relevant pricing supplement and prospectus, including the more detailed explanation of the risks involved in any investment in the RBS ETNs as described in the "Risk Factors" section of the pricing supplement, before investing.

IMPORTANT INFORMATION: RBS plc and RBS Group have filed a registration statement
(including a prospectus) with the U.S. Securities and Exchange Commission (SEC)
for the offering of RBS ETNs to which this communication relates. Before you invest in any RBS ETNs, you should read the prospectus in that registration statement and other documents that have been filed by RBS plc and RBS Group with the SEC for more complete information about RBS plc and RBS Group, and the offering. You may get these documents for free by visiting EDGAR on the SEC's web site at www.sec.gov. Alternatively, RBS plc, RBS Securities Inc. (RBSSI) or
any dealer participating in the offering will arrange to send you the prospectus and the pricing supplement at no charge if you request it by calling
1-855-RBS-ETPS (toll-free).

The RBS US Large Cap Alternator Index(TM) (USD) ("Index") is the property of RBS plc (the "Index Sponsor"), which has contracted with SandP Opco, LLC, a subsidiary of SandP Dow Jones Indices LLC ("SandP Dow Jones Indices") to
maintain and calculate the Index. The SandP 500([R]) Index, SandP 500 Low
Volatility Index([R]) and SandP 500([R]) Equal Weight Index[TM] (including the total return versions) are the exclusive property of SandP Dow Jones Indices and have been licensed for use by the Index Sponsor in connection with the Index.
SandP Dow Jones Indices, its affiliates and their third party licensors shall have no liability for any errors or omissions in calculating the Index.
SandP([R]) is a registered trademark of Standard and Poor's Financial Services
LLC ("SPFS") and Dow Jones[R] is a registered trademark of Dow Jones Trademark
Holdings LLC ("Dow Jones"). These trademarks have been licensed to SandP Dow
Jones Indices. SandP([R]), SandP 500([R]), SandP 500 Low Volatility Index([R]),
SandP 500([R]) Equal Weight Index[TM] and SandP 500[R] EWI[TM] are trademarks of
SPFS and together with the "Calculated by SandP Dow Jones Indices Custom" and its related stylized mark(s) have been licensed for use by the Index Sponsor.

Copyright [C] 2012 RBS Securities Inc. All rights reserved. RBS Securities Inc., a U.S. registered broker-dealer, member of FINRA and SIPC, is an indirect wholly-owned subsidiary of The Royal Bank of Scotland plc and an affiliate of
RBS NV.

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